Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Vroom, Inc. of our reports dated March 26, 2026, relating to the consolidated financial statements of Vroom, Inc., appearing in the Annual Report on Form 10-K of Vroom, Inc. for the year ended December 31, 2025.

/s/ RSM US LLP

Los Angeles, California

March 26, 2026